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June 13, 2003


Board of Directors
Clifton Savings Bancorp, Inc.
Clifton Savings Bank, S.L.A.
1433 Van Houten Avenue
Clifton, NJ 07015


Dear Board Members:

We hereby consent to the use of our firm's name, FinPro, Inc., in the Application for Conversion on Form AC of Clifton Savings Bank, S.L.A., Clifton, New Jersey, and any amendments thereto, and in the Registration Statement on Form S-1 and any amendments thereto filed by Clifton Savings Bancorp, Inc.. We also hereby consent to the use of our firm's name and the inclusion of, summary of, and references to our Appraisal Report in such filings including the Prospectus, the Form S-1 and Form AC .


                                             Very Truly Yours,



                                             /s/ FinPro, Inc.